UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2018

Franklin Financial Network, INC.

(Exact name of registrant as specified in its charter)

Tennessee	001-36895	20-8839445
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

722 Columbia Avenue, Franklin, Tennessee 37064
(Address of Principal Executive Offices) (Zip Code)

615-236-2265
(Registrant’s Telephone Number, Including Area Code) (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, Chris Black, 44, was appointed as Executive Vice President and Chief Financial Officer of Franklin Financial Network, Inc. (the “Company”), effective immediately.

Mr. Black previously served as the Company’s Executive Vice President, Strategy since November 16, 2018. Prior to joining the Company, Mr. Black was at FirstBank, a bank headquartered in Downtown Nashville, serving as Senior Vice President and CFO, Banking from August 2017 to November 2018 and as Director of Strategic Finance from May 2016 to August 2017. From 2014 to 2016, Mr. Black served as Chief Risk Officer, Managing Director for Kingswell Capital Management, LLC, a financial services company, and from 2010 to 2013, Mr. Black served as Sr. Research Analyst, Principal for Rinehart Capital Partners, LLC, a company providing investment advisory services. Previously, Mr. Black worked in the investment management and investment research industries in New York City, specializing in the banking sector while serving as Vice President at Merrill Lynch & Co. from 2006 to 2009 and as Associate Managing Director at ISI Group, Inc. from 2009 to 2010. Prior to working in the private sector, Mr. Black served for over nine years as an Officer and pilot in the United States Air Force.

Mr. Black’s initial base salary will be $290,000.00, and he will receive a $25,000.00 sign-on bonus. In addition, the Company will award Mr. Black a grant of 5,000 restricted stock units (“RSUs”) which will vest equally over a three-year period. Mr. Black will also be entitled to receive an equity grant with a value of $40,000.00 on each of January 31, 2019, 2020, and 2021, provided that Mr. Black remains employed by the Company on such dates. Such equity grants will be in the form of stock options and RSUs and will vest equally over a five-year period. Mr. Black will be eligible to participate in the Company’s officer incentive plan and receive an incentive award based on his annual salary (plus, for 2018, his sign-on bonus) and achievement of defined goals. Mr. Black will be entitled to participate in the Company’s employee benefit plans and will receive benefits including health insurance, 401(k) plan participation, paid time off, vehicle allowance and other standard benefits.

The Company intends to enter into an employment agreement with Mr. Black setting forth the terms and conditions of Mr. Black’s employment (the “Black Employment Agreement”). In the event that Mr. Black’s employment is terminated (i) by the Company without “Cause” (as such term will be defined in the Black Employment Agreement), (ii) by Mr. Black for “Good Reason” (as such term will be defined in the Black Employment Agreement), or (iii) following a “Change in Control” (as such term will be defined in the Black Employment Agreement), Mr. Black shall be entitled to receive payments equal to three times his then current base salary plus two times his three year average cash incentive payments.

Mr. Black does not have a family relationship with any of the current officers or directors of the Company. There are no arrangements or understandings between Mr. Black and any other person pursuant to which Mr. Black was appointed to serve as Executive Vice President and Chief Financial Officer. There is no currently proposed transaction, and since the beginning of fiscal year 2017 there has not been any transaction, involving the Company and Mr. Black which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

Mr. Black will succeed Sarah L. Meyerrose, who previously served as the Company’s Executive Vice President and Chief Financial Officer. Ms. Meyerrose will remain with the Company through January 15, 2019, to help ensure an effective transition, when she will retire.

Item 7.01.	Regulation FD Disclosure.

On December 12, 2018, the Company issued a press release (the “Press Release”) announcing the appointment of Mr. Black as Executive Vice President and Chief Financial Officer of the Company. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

99.1	Press Release, dated December 12, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2018

Franklin Financial Network, INC.

By:	/s/ Richard E. Herrington
Richard E. Herrington
President and Chief Executive Officer